                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

      FILED BY THE REGISTRANT /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-12

                  TYCO INTERNATIONAL LTD.
- ------------------------------------------------------------
      (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

(NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE
                        REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                  [TYCO LOGO]

                                                                January 28, 2002

Dear Shareholder,

    I am pleased to invite you to attend our 2002 Annual General Meeting of Shareholders, which will be held on February 21, 2002 at 9:30 a.m., Atlantic Time, at the Fairmont Hamilton Princess Hotel, 76 Pitts Bay Road, Pembroke HM 08, Bermuda.

    As discussed in the accompanying proxy statement, you will be asked at the Annual General Meeting to elect the Board of Directors and to re-appoint our auditors and authorize the Board of Directors to fix the auditor's remuneration.

    Your vote is important. Whether or not you are able to attend, it is important that your shares be represented at the meeting. Accordingly, please sign, date and return the enclosed proxy card at your earliest convenience.

    As announced on January 22, 2002, we plan to separate Tyco into four independent, publicly traded companies: Security and Electronics; Healthcare; Fire Protection and Flow Control; and Financial Services. We will update you on the details of the transactions contemplated under this plan in the following months. Our objective has always been to deliver value to our shareholders. That is why we are taking these actions, and why we are very excited about the future.

    Thank you for your cooperation.

                                      Yours sincerely,

                                      /s/ L. Dennis Kozlowski

                                      L. DENNIS KOZLOWSKI
                                      Chairman and
                                      Chief Executive Officer

                            Tyco International Ltd.
  The Zurich Centre, Second Floor, 90 Pitts Bay Road, Pembroke HM 08, Bermuda

                            TYCO INTERNATIONAL LTD.

             NOTICE OF 2002 ANNUAL GENERAL MEETING OF SHAREHOLDERS

    Notice is hereby given that the 2002 Annual General Meeting of Shareholders of Tyco International Ltd. will be held on February 21, 2002 at 9:30 a.m., Atlantic Time, at the Fairmont Hamilton Princess Hotel, 76 Pitts Bay Road, Pembroke HM 08, Bermuda, for the following purposes:

    - To receive Tyco's audited consolidated financial statements for the fiscal year ended September 30, 2001;

    - To elect the Board of Directors; and

    - To re-appoint PricewaterhouseCoopers as the independent auditors and to authorize the Board of Directors to fix the auditors' remuneration.

    Tyco's 2001 Annual Report to shareholders, which includes the audited consolidated financial statements of Tyco for the fiscal year ended September 30, 2001, is being mailed to shareholders along with the attached proxy statement.

    Notice of the meeting has been sent to all holders of record of Tyco common shares at the close of business on January 21, 2002. Each holder of a common share is entitled to one vote for each share held on any matter decided on a poll. Notice of the meeting has also been sent to Computershare Trust Company of Canada (the "Trustee"), who is the holder of a special voting preference share in Tyco (the "Preference Share") under a voting and exchange trust agreement. Pursuant to that trust agreement, each registered holder of exchangeable shares ("Exchangeable Shares") of CIT Exchangeco Inc., a Canadian subsidiary of Tyco, can instruct the Trustee how to vote at the meeting. On a poll, the Trustee is entitled to 0.6907 of a vote for each outstanding Exchangeable Share (other than Exchangeable Shares owned by Tyco and its affiliates) for which the Trustee has received timely voting instructions. A poll will be taken on each proposal to be put to the meeting.

    The holders of Tyco common shares and the Trustee will vote together as a single class on all matters. Proxy cards are enclosed for shareholders who hold Tyco common shares. Notice will also be mailed to shareholders who become holders of record of Tyco common shares through February 14, 2002. All holders of record of Tyco shares on the date of the meeting will be entitled to attend and vote at the meeting. Any Tyco shareholder who does not receive a copy of the proxy statement and accompanying proxy card may obtain a copy at the meeting or by contacting Tyco at (441) 292-8674.

    Tyco shareholders are cordially invited to attend the meeting in person. Whether or not you plan to attend the meeting, please sign, date and return the enclosed proxy card to ensure that your shares are represented at the meeting. Registered Tyco shareholders who attend the meeting may vote their shares personally, even though they have sent in proxies.

    If your Tyco shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares "held in street name," and these proxy materials are being forwarded to you by your broker or nominee. Your name does not appear on the register of shareholders and, in order to be admitted to the meeting, you must bring a letter or account statement showing that you are the beneficial owner of the shares. You will not be able to vote at the meeting and you should instruct your broker or nominee how to vote on your behalf. If you are a participant in a Tyco benefit plan, your proxy card will serve as voting instructions to the trustee(s) of such plan. Voting instruction cards are enclosed for holders of Exchangeable Shares who should follow carefully the instructions which accompany this Proxy Statement.

By Order of the Board of Directors,
Mark A. Belnick
Executive Vice President and
Chief Corporate Counsel
January 28, 2002

    IMPORTANT: PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE. THE PROXY IS REVOCABLE AND IT WILL NOT BE USED IF YOU: GIVE WRITTEN NOTICE OF REVOCATION TO THE SECRETARY AT TYCO INTERNATIONAL LTD., THE ZURICH CENTRE, SECOND FLOOR, 90 PITTS BAY ROAD, PEMBROKE HM 08, BERMUDA PRIOR TO THE VOTE TO BE TAKEN AT THE MEETING; LODGE A LATER-DATED PROXY; OR ATTEND AND VOTE AT THE MEETING.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
INTRODUCTION................................................      1
  Solicitation of Proxies...................................      1
  Registered and Principal Executive Offices................      1
  Voting Rights.............................................      1
  Required Vote.............................................      2
  Voting Your Proxy.........................................      2
  Costs of Solicitation.....................................      3
PRESENTATION OF FINANCIAL STATEMENTS........................      3
PROPOSAL NUMBER ONE--ELECTION OF DIRECTORS..................      4
  Nominees for Director.....................................      4
PROPOSAL NUMBER TWO--RE-APPOINTMENT OF INDEPENDENT
  AUDITORS..................................................      7
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................      8
BOARD OF DIRECTORS COMMITTEES AND REPORTS; DIRECTOR AND
  EXECUTIVE COMPENSATION....................................     10
  Board Meetings and Committees.............................     10
  Summary of Directors' Compensation........................     11
  Audit Committee Report....................................     12
  Executive Officers........................................     13
  Executive Compensation....................................     14
SHAREHOLDER RETURN PERFORMANCE PRESENTATION.................     25
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.....     26
SHAREHOLDER PROPOSALS FOR THE 2003 ANNUAL GENERAL MEETING...     26
UNITED STATES SECURITIES AND EXCHANGE COMMISSION REPORTS....     26
GENERAL.....................................................     26

PROXY STATEMENT
2002 ANNUAL GENERAL MEETING OF SHAREHOLDERS
FEBRUARY 21, 2002

                                  INTRODUCTION

SOLICITATION OF PROXIES

    This proxy statement and accompanying proxy card are furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of Tyco International Ltd. ("Tyco" or the "Company") in connection with the 2002 Annual General Meeting of Shareholders of Tyco to be held on February 21, 2002. This proxy statement and the accompanying proxy card are being mailed on or about January 28, 2002 to Tyco common shareholders and to Computershare Trust Company of Canada (the "Trustee"), who holds a special voting preference share of Tyco (the "Preference Share") under a voting and exchange trust agreement pursuant to which each registered holder of exchangeable shares ("Exchangeable Shares") of CIT Exchangeco Inc., a Canadian subsidiary of Tyco, can instruct the Trustee how to vote at the meeting.

REGISTERED AND PRINCIPAL EXECUTIVE OFFICES

    The registered and principal executive offices of Tyco are located at The Zurich Centre, Second Floor, 90 Pitts Bay Road, Pembroke HM 08, Bermuda. The telephone number there is (441) 292-8674.

VOTING RIGHTS

    Notice of the meeting has been sent to all holders of record of Tyco common shares and of the Preference Share at the close of business on January 21, 2002. On that date, there were outstanding and entitled to vote 1,993,231,125 common shares, including 27,048,871 common shares owned by subsidiaries of Tyco and including 3,738,435 common shares representing the assumed conversion of Exchangeable Shares (but excluding Exchangeable Shares owned by Tyco and its affiliates which will not be voted). Notice will also be mailed to shareholders who become holders of record of Tyco common shares through February 14, 2002. Any Tyco shareholder who does not receive a copy of the proxy statement and accompanying proxy card may obtain a copy at the meeting or by contacting Tyco at (441) 292-8674. All holders of record of Tyco shares on the date of the meeting will be entitled to attend and vote at the meeting. A poll will be taken on each proposal to be put to the meeting. Every holder of a common share will be entitled to one vote per share on each proposal and the Trustee will be entitled to 0.6907 of a vote for each outstanding Exchangeable Share (other than Exchangeable Shares owned by Tyco and its affiliates) for which the Trustee has received timely voting instructions. Two holders of common shares present in person or by proxy form a quorum for the transaction of business.

    For admission to the meeting, registered Tyco shareholders (those who own Tyco shares in their own names) should come to the Registered Shareholders check-in area, where their ownership will be verified. Those who have beneficial ownership of shares held by a bank or broker (often referred to as "holding in street name") should come to the Beneficial Owners check-in area. To be admitted, beneficial owners must bring account statements or letters from their banks or brokers showing that they own Tyco shares, but they will not be able to vote at the meeting. Beneficial shareholders should instruct their broker or bank how to vote on their behalf. Holders of Exchangeable Shares should also come to the Beneficial Owners check-in area for admission to the meeting. Voting instruction cards are enclosed for holders of Exchangeable Shares who should follow carefully the instructions that accompany this proxy statement. Registration will begin at 9:00 a.m., and the meeting will begin at 9:30 a.m.

    The proxy card that is being mailed with this proxy statement to holders of record is also being sent to persons who have interests in Tyco shares through participation in the stock funds of the Tyco retirement savings plans and employee stock purchase plans. Such persons are not eligible to vote directly at the meeting. They may, however, instruct the trustees of such plans how to vote the shares represented by their interests. The enclosed proxy card will also serve as voting instructions for the trustees of the plans.

REQUIRED VOTE

    The affirmative vote of a majority of the shares represented and voting at the meeting is required for the election of directors and the re-appointment of Tyco's independent auditors and authorization for the Board of Directors to fix the auditors' remuneration. The holders of Tyco common shares and the Trustee will vote together as a single class on all matters. Pursuant to Bermuda law,
(i) shares represented at the meeting whose votes are withheld on any matter,
(ii) shares which are represented by "broker non-votes" (i.e., shares held by brokers which are represented at the meeting but with respect to which the broker is not empowered to vote on a particular proposal) and (iii) shares which abstain from voting on any matter are not included in the determination of the shares voting on such matter but are counted for quorum purposes.

VOTING YOUR PROXY

    A proxy card has been enclosed with this document.

    Tyco shares represented by a properly executed proxy will be voted as directed on the proxy card. In the absence of contrary direction from a shareholder, proxies held by the chairman of the meeting will be voted FOR the election of eleven (11) directors and FOR the re-appointment of Tyco's independent auditors and authorization for the Board of Directors to fix the auditors' remuneration.

    A registered Tyco shareholder may revoke a proxy by giving written notice of revocation to Tyco's Secretary at Tyco's registered office at any time before it is voted, by submitting a later-dated proxy or by attending the meeting and voting in person.

    Tyco shareholders should complete and return the proxy card as soon as possible. To be valid, the proxy card must be completed in accordance with the instructions on it and received at any one of the addresses set forth below by the times (being local times) and dates specified:

IN BERMUDA:

by 8:00 a.m. on February 21, 2002 by hand or mail at:

Tyco International Ltd.
The Zurich Centre
Second Floor, 90 Pitts Bay Road
Pembroke HM 08, Bermuda

IN THE UNITED KINGDOM:

by 5:00 p.m. on February 20, 2002 by hand or mail at:

Tyco International Ltd.
c/o Tyco Holdings (UK) Limited
27th Floor, Tower 42
The International Financial Centre
25 Old Broad Street
London EC2N 1HQ
United Kingdom

IN AUSTRALIA:

by 5:00 p.m. on February 20, 2002 by hand or mail at:

Tyco International Ltd.
c/o Tyco International Pty. Limited
Level 6
12 Help Street
Chatswood NSW 2067
Australia

IN THE UNITED STATES:

by 8:00 a.m. on February 21, 2002 by mail at:

Tyco International Ltd.
c/o Mellon Investor Services
P.O. Box 3547
South Hackensack, NJ 07606-9247
United States of America

COSTS OF SOLICITATION

    The cost of solicitation of proxies will be paid by Tyco. Tyco has engaged MacKenzie Partners, Inc. as the proxy solicitor for the meeting for an approximate fee of $9,500. (All references to "$" in this proxy statement are to United States dollars.) In addition to the use of the mails, certain directors, officers or employees of Tyco may solicit proxies by telephone or personal contact. Upon request, Tyco will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares.

                      PRESENTATION OF FINANCIAL STATEMENTS

    In accordance with Section 84 of the Companies Act 1981 of Bermuda, Tyco's audited consolidated financial statements for the fiscal year ended
September 30, 2001 will be presented at the meeting. These statements have been approved by Tyco's directors. There is no requirement under Bermuda law that such statements be approved by shareholders, and no such approval will be sought at the meeting.

                   PROPOSAL NUMBER ONE--ELECTION OF DIRECTORS

NOMINEES FOR DIRECTOR

    The election of directors will take place at the meeting. Each of the directors elected will serve until the 2003 Annual General Meeting. All nominees have served as directors since our last annual meeting. Tyco's management is not aware of any reason why any of the nominees will not be able to serve.

    Election of the nominees to the Board of Directors will require the affirmative vote of a majority of the votes cast by holders of the shares represented at the meeting in person or by proxy.

    Information as of November 30, 2001 regarding the nominees, including all positions and offices with Tyco and their principal occupations and employment during the past five years, is set forth below. Former Tyco refers to Tyco International Ltd., a Massachusetts corporation at the time, that merged with a wholly-owned subsidiary of ADT Limited, a Bermuda company, in July 1997. In the merger, ADT Limited, as the continuing public company, changed its name to Tyco International Ltd. Former Tyco became a wholly-owned subsidiary of Tyco and changed its name to Tyco International (US) Inc.

                                                                                                        % OF
                                                                                                    OUTSTANDING
                                                                              NUMBER OF                COMMON
                                                                                COMMON                 SHARES
                                                                DIRECTOR     SHARES OWNED              OWNED
NAME, PRINCIPAL OCCUPATION AND OTHER DIRECTORSHIPS     AGE       SINCE     BENEFICIALLY(1)          BENEFICIALLY
- --------------------------------------------------  ---------   --------   ----------------         ------------
L. Dennis Kozlowski............................        55         1997        13,364,508(2)             (12)
  Chairman of the Board, President and Chief
  Executive Officer, Tyco (July 1997-present);
  Chairman of the Board, Former Tyco (January
  1993-July 1997); Chief Executive Officer, Former
  Tyco (July 1992-present); President, Former Tyco
  (1989-present); Director, Raytheon Company
Lord Ashcroft KCMG.............................        55         1984         5,983,552(3)(13)         (12)
  Chairman, Carlisle Holdings Limited (services
  company) (1987-present); Chairman of the Board
  and Chief Executive Officer of ADT Limited
  (1984-July 1997)
Joshua M. Berman (4)...........................        63         1997           171,800(4)(13)         (12)
  Vice President, Tyco (July 1997-present);
  Counsel to Kramer Levin Naftalis & Frankel LLP
  (counselors at law) (April 1985-February 2000);
  Director, Former Tyco (1967-1997)
Richard S. Bodman*+............................        63         1997           147,794(5)(13)         (12)
  Managing General Partner, VMS Group (venture
  capital) (May 1996-present); Senior Vice
  President, Corporate Strategy and Development,
  AT&T Corporation (communications) (August
  1990-May 1996); Director, Internet Security
  Systems, Inc. and Knology, Inc.; Director,
  Former Tyco (1992-1997)

                                                                                                      % OF
                                                                                                  OUTSTANDING
                                                                            NUMBER OF                COMMON
                                                                             COMMON                  SHARES
                                                             DIRECTOR     SHARES OWNED               OWNED
NAME, PRINCIPAL OCCUPATION AND OTHER DIRECTORSHIPS    AGE     SINCE      BENEFICIALLY(1)          BENEFICIALLY
- -------------------------------------------------- --------- --------   -----------------         ------------
John F. Fort, III*+.............................      60       1997           151,692(6)(13)          (12)
  Chairman of the Board of Directors, Insilco
  Corp. (diversified manufacturer) (November
  1998-present); Chairman of the Board and Chief
  Executive Officer, Former Tyco (1982-1992);
  Director, Thermadyne Holdings Corporation, Roper
  Industries, Inc. and Manufacturers' Services
  Limited; Director, Former Tyco (1982-1997)

Stephen W. Foss**...............................      59       1997           130,733(7)(13)          (12)
  Chairman and Chief Executive Officer, Foss
  Manufacturing Company, Inc. (manufacturer of
  synthetic fibers and non-woven fabrics)
  (1969-present); Director, Ameron International
  Corporation; Director, Former Tyco (1983-1997)

Wendy E. Lane*..................................      50       2000            22,217(8)(13)          (12)
  Chairman, Lane Holdings, Inc. (private equity
  investment firm) (1992-present); Director,
  Laboratory Corporation of America Holdings

James S. Pasman, Jr.**..........................      70       1992            41,657(9)(13)          (12)
  Director, CSAM Income Fund, Inc., CSAM High
  Yield Fund, Inc. and Education Management
  Corporation; Trustee, Deutsche Bank VIT Funds;
  Director of approximately 50 funds in the
  Warburg Pincus Funds Complex and the Credit
  Suisse Institutional Funds Complex

W. Peter Slusser**..............................      72       1992            39,244(10)(13)         (12)
  President, Slusser Associates, Inc. (investment
  banking firm) (1988-present); Director, Ampex
  Corporation and Sparton Corporation

Mark H. Swartz..................................      41       2001         5,746,095(11)             (12)
  Executive Vice President and Chief Financial
  Officer, Tyco (July 1997-present); Vice
  President and Chief Financial Officer, Former
  Tyco (February 1995-present); Director of
  Mergers and Acquisitions, Former Tyco
  (1993-1995)

Joseph F. Welch.................................      66       2001             3,800(13)             (12)
  President and Chief Executive Officer, The
  Bachman Company (snack food producer)
  (1980-present)

- ------------------------

*   Member of Audit Committee

**  Member of Compensation Committee

+   Member of Corporate Governance and Nominating Committee

(1) The amounts shown are the number of common shares owned beneficially as of November 30, 2001, based on information furnished by the persons named. A person is deemed to be the beneficial owner of shares if such person, either alone or with others, has the power to vote or to dispose of such shares. Shares beneficially owned by a person include shares of which the person has the right to acquire beneficial ownership within 60 days, including under stock options that were exercisable on November 30, 2001 or that become exercisable within 60 days after November 30, 2001. The amounts shown do not reflect common shares or options (including those options exercisable on November 30, 2001 or becoming exercisable within 60 days of November 30,
    2001) of TyCom Ltd., which was amalgamated with a subsidiary of Tyco on December 18, 2001. In the amalgamation, each outstanding TyCom common share was converted into 0.3133 of a Tyco common share, and each outstanding option to purchase TyCom shares was converted into an option to purchase Tyco shares in a corresponding ratio. The number of TyCom shares held by each of the director nominees as of November 30, 2001 was as follows:
    Mr. Kozlowski's KFT Family Parternship, L.P.--200,000 shares;
    Mr. Berman--10,000 shares; Mr. Fort--9,000 shares; Mr. Pasman--5,000 shares; Mr. Slusser--1,000 shares; and Mr. Swartz' family partnership--75,000 shares. Options to purchase TyCom shares were converted to options to purchase the following number of Tyco common shares, at an exercise price of $102.14 per share: Mr. Kozlowski--62,660 shares; Mr. Swartz--39,163 shares; and each of the other directors except Mr. Welch--2,193 shares. There were 1,976,872,383 Tyco common shares (including 3,931,546 common shares representing the assumed conversion of the Exchangeable Shares not owned by Tyco and its affiliates) outstanding as of November 30, 2001 (this amount does not include any Tyco shares issuable in exchange for TyCom shares).

(2) The amount shown includes 10,435,192 shares that Mr. Kozlowski has the right to acquire through the exercise of stock options. The amount also includes 1,558,870 shares which are held by the KFT Family Partnership, L.P., of which Mr. Kozlowski is the sole general partner; and 391,075 shares which are held by the DCS Family Partnership L.P., of which Mr. Kozlowski controls all the general partnership interest. The amount shown excludes
    523,800 shares held in a charitable remainder trust, of which Mr. Kozlowski disclaims beneficial ownership.

(3) The amount shown consists of 5,947,180 shares held by or on behalf of a company controlled by the trustee of a family trust in which Lord Ashcroft is beneficially interested and 36,372 shares that Lord Ashcroft has the right to acquire through the exercise of stock options.

(4) The amount shown includes 105,896 shares held in two charitable remainder trusts of which Mr. Berman is co-trustee and Mr. Berman and members of his immediate family are life unitrust beneficiaries. The amount shown also includes 43,800 shares that Mr. Berman has the right to acquire through the exercise of stock options. The law firm of Kramer Levin Naftalis & Frankel LLP has performed and continues to perform legal services for Tyco.

(5) The amount shown includes 43,800 shares that Mr. Bodman has the right to acquire through the exercise of stock options.

(6) The amount shown includes 31,862 shares that Mr. Fort has the right to acquire through the exercise of stock options and excludes 2,142 shares which are held by Mr. Fort as custodian for his child and 3,250 shares held by his spouse, of which Mr. Fort disclaims beneficial ownership.

(7) The amount shown includes 23,620 shares that Mr. Foss has the right to acquire through the exercise of stock options. The amount shown also includes 42,856 shares held by the Foss Manufacturing Company Pension Plan and 10,000 shares held by the A.S. Foss Foundation.

(8) The amount shown includes 19,065 shares that Ms. Lane has the right to acquire through the exercise of stock options.

(9) The amount shown includes 37,809 shares that Mr. Pasman has the right to acquire through the exercise of stock options.

(10) The amount shown includes 31,713 shares that Mr. Slusser has the right to acquire through the exercise of stock options.

(11) The amount shown includes 5,076,623 shares that Mr. Swartz has the right to acquire through the exercise of stock options. The amount shown also includes 368,563 shares held by a family partnership and 900 shares held in custody for his children.

(12) Less than 1%.

(13) The amounts shown do not include options awarded as director compensation for the fiscal year ending September 30, 2002, as follows: Ms. Lane, Lord Ashcroft and each of Messrs. Berman, Bodman, Foss, Pasman and Welch--options for 24,660 shares; Mr. Fort--options for 20,000 shares; and Mr. Slusser--options for 22,330 shares. These options will become exercisable on October 1, 2002. See "Board of Directors Committees and Reports; Director and Executive Compensation--Summary of Directors' Compensation" below.

    Frank E. Walsh, Jr., who was a member of the Corporate Governance and Nominating Committee, will not be standing for re-election.

    THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF THE ELEVEN (11) NOMINEES.

          PROPOSAL NUMBER TWO--RE-APPOINTMENT OF INDEPENDENT AUDITORS

    In accordance with Section 89 of the Companies Act 1981 of Bermuda, Tyco's shareholders have the authority to appoint Tyco's independent auditors and to authorize the Board of Directors to fix the auditors' remuneration. At the meeting, shareholders will be asked to re-appoint PricewaterhouseCoopers as Tyco's independent auditors and to authorize the Board of Directors to fix their remuneration. Audit services performed by PricewaterhouseCoopers for Tyco in fiscal 2001 included the examination of the consolidated financial statements of Tyco and its subsidiaries. Appointment of the independent auditors requires the affirmative vote of a majority of the votes cast by the holders of shares represented at the meeting in person or by proxy.

    In addition to retaining PricewaterhouseCoopers to audit the consolidated financial statements of Tyco and its subsidiaries for fiscal 2001, Tyco retained PricewaterhouseCoopers, as well as other accounting and consulting firms, to provide various consulting services in fiscal 2001, and expects to continue to do so in the future. The aggregate fees billed for professional services by PricewaterhouseCoopers in fiscal 2001 for these various services were:

    - AUDIT FEES: $13.2 million for services rendered for the annual audit of Tyco's consolidated financial statements for fiscal 2001 and the quarterly reviews of the financial statements included in Tyco's Forms 10-Q;

    - FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES:
      $3.6 million for services rendered in connection with the design or implementation of hardware or software systems that aggregate source data underlying the financial statements or generate information that is significant to the financial statements taken as a whole; and

    - ALL OTHER FEES: $18.1 million for tax-related services; $9.8 million for non-financial statement audit services such as due diligence procedures associated with mergers and acquisitions, accounting consultation, SEC registration statement related work, benefit plan audits, etc.; and $6.4 million for statutory audit work in non-U.S. countries unrelated to the financial statement audit.

    Representatives of PricewaterhouseCoopers expect to be present at the meeting. They will be given the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.

    The audit committee has considered whether the provision of non-audit services by PricewaterhouseCoopers is compatible with maintaining the auditor's independence.

    THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RE-APPOINTMENT OF PRICEWATERHOUSECOOPERS AS TYCO'S INDEPENDENT AUDITORS AND TO AUTHORIZE THE BOARD OF DIRECTORS TO FIX THE AUDITORS' REMUNERATION.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth the beneficial ownership of Tyco common shares by (i) those persons known by Tyco to own beneficially more than 5% of Tyco's outstanding common shares; (ii) each of the executive officers named under "Board of Directors Committees and Reports; Director and Executive Compensation--Executive Compensation" below, other than Messrs. Kozlowski and Swartz; (iii) Frank E. Walsh, Jr., a current director; and (iv) all current directors and executive officers of Tyco as a group. See "Proposal Number One--Election of Directors--Nominees for Director" on page 4 for the beneficial ownership of common shares by Messrs. Kozlowski and Swartz and the other Tyco directors.

                                                                 NUMBER OF
                                                               COMMON SHARES     % OF OUTSTANDING
                                                                   OWNED          COMMON SHARES
BENEFICIAL OWNER                                              BENEFICIALLY(1)   OWNED BENEFICIALLY
- ----------------                                              ---------------   ------------------
AXA Financial, Inc.(2)......................................    116,287,880              6.7%
  1290 Avenue of the Americas
  New York, New York 10104

Putnam Investments, LLC(3)..................................     85,855,060              5.1%
  One Post Office Square
  Boston, Massachusetts 02109

Jerry R. Boggess............................................        558,546(4)             *

Juergen W. Gromer...........................................        334,654(5)             *

Richard J. Meelia...........................................      1,231,804(6)             *

Frank E. Walsh, Jr..........................................        380,634(7)             *

All current directors and executive officers as a group          30,578,330(8)           1.5%
  (17 persons)..............................................

- ------------------------

*   Less than 1%

(1) The amounts and percentages shown are amounts and percentages owned beneficially as of November 30, 2001 (except for AXA Financial, Inc. and Putnam Investments, LLC, where the amounts are as of December 31, 2000), based on information furnished or publicly disclosed in Schedules 13G or 13D by the persons named. A person is deemed to be the beneficial owner of shares if such person, either alone or with others, has the power to vote or to dispose of such shares. Shares beneficially owned by a person include shares that the person has the right to acquire under stock options that were exercisable on November 30, 2001 or that become exercisable within 60 days after November 30, 2001. The amounts shown do not reflect TyCom common shares or options (including those options exercisable on November 30, 2001 or becoming exercisable within 60 days of November 30,
    2001). For TyCom shares and options held as of November 30, 2001 by Tyco's other directors, including Messrs. Kozlowski and Swartz, see the table in "Proposal Number One--Election of Directors--Nominees for Director" on page
    4. The TyCom shares held as of November 30, 2001 by Mr. Walsh, a current Tyco director, by Tyco's other executive officers, and by all current directors and executive officers as a group are as follows:
    Mr. Walsh--100,000 shares; Mr. Boggess--80,000 shares; Dr. Gromer--1,000 shares; Mr. Meelia--20,000 shares; Mr. Belnick--10,000 shares; and all current Tyco directors and executive officers as a group--511,000 shares. Options to purchase TyCom shares were converted to options to purchase the following number of Tyco common shares, at an exercise price of $102.14 per share: Mr. Walsh--2,193 shares; Mr. Belnick--7,833 shares; and for all current directors and executive officers as a group--129,393 shares. There were 1,976,872,383 Tyco common shares (including 3,931,546 common shares representing the assumed conversion of the Exchangeable Shares not owned by Tyco and its affiliates) outstanding as of November 30, 2001 (this amount does not include any Tyco shares issuable in exchange for TyCom shares).

(2) The amount shown and the following information is derived from Amendment No. 3 to Schedule 13G dated February 12, 2001 filed jointly on behalf of AXA Financial, Inc.; four French mutual insurance companies (AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Conseil Vie Assurance Mutuelle, AXA Courtage Assurance Mutuelle) as a group; AXA; and their subsidiaries. According to the Schedule 13G, each of the French mutual insurance companies and AXA has sole voting power over 58,716,629 of such shares, shared voting power over 29,247,057 of such shares, sole dispositive power over 115,496,982 of such shares and shared dispositive power over 790,898 of such shares. AXA Financial, Inc. has sole voting power over 56,122,641 of such shares, shared voting power over 29,247,057 of such shares, sole dispositive power over 113,217,394 of such shares and shared dispositive power over 117,398 of such shares. The shares are beneficially owned directly by AXA entities or subsidiaries of AXA Financial, Inc. as follows: AXA Investment Managers--France (584,906 shares), AXA Investment Managers--Hong Kong (120,339 shares), AXA Investment Managers--U.K. (1,527,593 shares), AXA Colonia Konzern AG (Germany) (30,000 shares), AXA Rosenberg (U.S.) (673,500 shares), Alliance Capital Management L.P. (112,918,979 shares, which includes 1,879,500 shares which may be acquired or disposed of upon exercise of options) and The Equitable Life Assurance Society of the United States (415,813 shares). The address of AXA is 25, avenue Matignon, 75008 Paris, France. In the Schedule 13G, each of the French mutual insurance companies, as a group, and AXA expressly declares that the filing shall not be construed as an admission that it is, for purposes of Section 13(d), the beneficial owner of any securities. Each of the AXA Financial, Inc. subsidiaries operates under independent management and makes independent decisions. The addresses of the French mutual companies are as follows: AXA Conseil Vie Assurance Mutuelle, AXA Assurances I.A.R.D. Mutuelle and AXA Assurances Vie Mutuelle, 370, rue Saint Honore, 75001 Paris, France; and AXA Courtage Assurance Mutuelle, 26, rue Louis le Grand, 75002 Paris, France. The address of AXA Financial, Inc. is
    1290 Avenue of the Americas, New York, New York 10104.

(3) The amount shown and the following information is derived from Schedule 13G dated February 22, 2001 filed jointly on behalf of Putnam Investments, LLC ("Putnam"), Marsh & McLennan Companies, Inc. ("Marsh & McLennan"), Putnam Investment Management, LLC ("PIM") and The Putnam Advisory Company, LLC ("PAC"). According to the Schedule 13G, Putnam, which is a wholly-owned subsidiary of Marsh & McLennan, wholly owns two registered investment advisers: (i) PIM, which is the investment adviser to the Putnam family of mutual funds and (ii) PAC, which is the investment adviser to Putnam's institutional clients. Both subsidiaries have dispositive power over the shares as investment managers, but each of the mutual funds' trustees have voting powers over the shares held by each fund, and PAC has shared voting power over the shares held by the institutional clients. Marsh & McLennan and Putnam declare that the filing shall not be deemed an admission by either or both of them that they are, for the purposes of
    Section 13(d) or 13(g), the beneficial owner of any shares, and state that neither of them have any power to vote or dispose of, or direct the voting or disposition of, any of the shares. According to the Schedule 13G, PIM has shared dispositive power over 61,371,442 shares, but no power to vote or direct the voting of, any of the shares; PAC has shared voting power over 9,333,652 shares and shared dispositive power over 24,483,618 shares, but no power to direct the voting or disposition of any other shares; Putnam has shared voting power over 9,333,652 shares and shared dispositive power over 85,855,060 shares and Marsh & McLennan has no power to vote or dispose of, or direct the voting or disposition of, any of the shares. The address for Marsh & McLennan is 1166 Avenue of the Americas, New York, New York 10036. The address for Putnam, PIM and PAC is One Post Office Square, Boston, Massachusetts 02109.

(4) The amount shown includes 398,894 shares that Mr. Boggess has the right to acquire through the exercise of stock options.

(5) The amount shown includes 48,641 shares that Dr. Gromer has the right to acquire through the exercise of stock options.

(6) The amount shown includes 1,055,941 shares that Mr. Meelia has the right to acquire through the exercise of stock options.

(7) The amount shown includes 21,596 shares that Mr. Walsh has the right to acquire through the exercise of stock options and 174,535 shares which are held by Waterville Partners, L.P. Mr. Walsh is a controlling stockholder of a corporate general partner and holds a limited interest in Waterville Partners, L.P. The amount shown does not include options for 24,660 shares awarded as director compensation for the fiscal year ending September 30, 2002, of which options for 4,660 shares have vested and become exercisable on October 1, 2002.

(8) The amount shown includes 18,935,856 shares that these persons have the right to acquire through the exercise of stock options.

 BOARD OF DIRECTORS COMMITTEES AND REPORTS; DIRECTOR AND EXECUTIVE COMPENSATION

BOARD MEETINGS AND COMMITTEES

    The Board of Directors held eight (8) meetings during fiscal 2001. Each director attended at least 75% of the aggregate of: (1) the number of Board meetings held during the period in which he or she was a director and (2) the number of meetings of all committees on which he or she served (held during the periods that he or she served).

    The Board has an Audit Committee, which makes such recommendations to the Board as it deems appropriate, including recommendations as to the appointment of independent auditors. Messrs. Bodman and Fort and Ms. Lane served as members of the Audit Committee during fiscal 2001. The Audit Committee had five (5) official meetings and several informal discussions during the year. The Audit Committee Report is set forth below.

    The Board has a Compensation Committee, which approves all of the policies under which compensation is awarded to Tyco's Chief Executive Officer, reviews and, as required, approves such policies for executive officers and key managers, and oversees the administration of executive compensation programs. Messrs. Foss, Pasman and Slusser served as members of the Compensation Committee during fiscal 2001. Mr. Philip Hampton, who passed away in April 2001, served as Chairman of the Compensation Committee during part of the fiscal year. The Compensation Committee had seven (7) official meetings and several informal discussions during fiscal 2001. The Compensation Committee Report is set forth below.

    The Board has a Corporate Governance and Nominating Committee, which is responsible for evaluating the Board's structure, personnel and processes and makes recommendations to the full Board regarding nominations of individuals for election to the Board of Directors. Messrs. Bodman, Fort and Walsh served as members of the Corporate Governance and Nominating Committee during fiscal 2001. Mr. Hampton served as Chairman of the Corporate Governance and Nominating Committee during part of the fiscal year and was subsequently replaced with Mr. Walsh. The Committee will consider nominations submitted by shareholders. To recommend a nominee, a shareholder should write to Tyco's Secretary at Tyco's registered address in Pembroke, Bermuda. Any such recommendation must include the name and address of the candidate, a brief biographical description or statement of the qualifications of the candidate and the candidate's signed consent to serve as a director if elected. Under Tyco's bye-laws, generally no person is eligible for election to the office of director at any general meeting unless, not less than six and not more than 28 calendar days before the day of the meeting, there has been given to the

Secretary notice in writing by a shareholder (other than the person to be proposed) entitled to attend and vote at the meeting and the signed consent of the nominee to serve as a director. Corporate Governance and Nominating Committee members communicated with one another informally, but did not hold a formal meeting in fiscal 2001.

SUMMARY OF DIRECTORS' COMPENSATION

    Director remuneration consists principally of cash and, for non-employee directors, an award of stock options. The option component reflects the Board's belief that director compensation should be tied to the performance of the Company's stock. All stock options have an exercise price equal to the market value of a Tyco common share on the date of grant. During the year, the cash remuneration for directors who are also Company employees was eliminated.

    Non-employee directors may make an irrevocable election each year to receive some or all of their annual cash remuneration in one or more of the following forms:

    - phantom Tyco common shares under a deferred compensation plan,

    - interest in a director's trust that is invested in Tyco common shares, or

    - Tyco stock options.

    Under the deferred compensation plan, a director's account is credited with an amount equal to the dividends on the phantom shares in the account as if they were owned. Payments from the account are made in cash in either a lump sum or up to ten annual installments. A director serving as a member of the Board may elect to receive the lump sum a minimum of five years after deferral. A director who has ceased to be a member of the Board may elect to receive the lump sum or commence payment of the annual installments at any time after termination of service. However, the lump sum must be paid or the installments must commence upon termination of service if at the time the director is age 70 or older.

    A director is the owner of the shares held in the director's account under the director's trust. The director may vote these shares, and the director may withdraw the shares from the account or sell the shares at any time. Any shares remaining in the account at the time the director terminates his service on the Board will be distributed to him at that time.

    The number of options a director may elect to receive instead of cash remuneration is calculated using the Black-Scholes option pricing model. As described below, those directors who elected in fiscal 2001 and fiscal 2002 to receive all or part of their cash remuneration in the form of equity based compensation did so under this alternative.

    The directors' fiscal 2001 remuneration consisted of $75,000 in cash and 10,000 stock options. Mr. Kozlowski did not receive the director option award, but did receive $75,000 in cash. Mr. Welch was elected to the Board on March 27, 2001 and received compensation prorated for his length of service on the Board during the 2001 fiscal year, as described in the following paragraph. Mr. Swartz, who was also elected as a director on March 27, 2001, did not receive any additional remuneration for his services as a director.

    Messrs. Ashcroft, Berman, Bodman, Foss, Pasman, Slusser, and Walsh, and
Ms. Lane, elected to receive some or all of their cash compensation for fiscal 2001 in stock options. Under this election, the directors were granted options to purchase 4,510 Tyco common shares, other than Mr. Slusser who was granted options to purchase 1,804 shares. These options vested immediately but only became exercisable on October 3, 2001. Mr. Welch received a pro-rata grant of options to purchase 5,833 shares which vest and become exercisable on March 27, 2002. He elected to receive his pro-rata cash remuneration in the form of options to purchase 2,630 shares, which were immediately vested but are not exercisable until March 27, 2002.

    Under the terms of the option restoration feature described below, Mr. Walsh received options to purchase 7,086 shares on November 30, 2000 with an expiration date equal to that of the options they restored. Mr. Foss received options to purchase 10,471 shares on September 21, 2001 with the same expiration dates of the options they restored.

    On October 1, 2001, each non-employee director was granted a stock option with respect to compensation for fiscal 2002 to purchase 20,000 Tyco common shares. All non-employee directors other than Mr. Fort elected to receive some or all of the $80,000 cash component of their compensation in the form of options. Under this election, the directors were granted options to purchase 4,660 Tyco common shares, other than Mr. Slusser who was granted options to purchase 2,330 shares. The 20,000 options that all non-employee directors received will vest and become exercisable on October 1, 2002. The options that directors elected to receive in lieu of the cash component of their compensation are immediately vested, but not exercisable until October 1, 2002.

    The options received by non-employee directors allow the directors to pay their exercise price by surrender of common shares. The options also have a feature whereby the director is granted a restoration option to purchase one Tyco common share for each share surrendered in payment of the option exercise price.

    All option grants to non-employee directors are made under the Tyco International Ltd. Long Term Incentive Plan. Except in the case of restoration options, all option grants have a term of ten years from date of grant. Restoration options have a term ending on the expiration date of the options they replace.

AUDIT COMMITTEE REPORT

    The Audit Committee of the Board of Directors is composed of three independent directors and operates under a written charter adopted by the Board of Directors.

    Management is responsible for Tyco's internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. The independent accountants are responsible for performing an independent audit of Tyco's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee's responsibility is to monitor and oversee these processes.

    In this context, the Committee has met and held discussions with management and the independent auditors. Management represented to the Committee that Tyco's consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

    Tyco's independent auditors also provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent accountants that firm's independence.

    Based upon the Committee's review and discussions referred to above, the Committee recommended that the Board of Directors include Tyco's audited consolidated financial statements in Tyco's Annual Report on Form 10-K for the year ended September 30, 2001 filed with the Securities and Exchange Commission.

Submitted by the Audit Committee,
John F. Fort, III (Chairman)
Richard S. Bodman
Wendy E. Lane

EXECUTIVE OFFICERS

    Tyco's executive officers and executive officers of certain subsidiaries are as follows (ages as of January 28, 2002):

    L. Dennis Kozlowski, age 55, Chairman of the Board, President and Chief Executive Officer since July 1997. Chairman of the Board of Former Tyco from January 1993 to July 1997; Chief Executive Officer of Former Tyco since
July 1992; President of Former Tyco since 1989; associated with Former Tyco since 1975.

    Mark H. Swartz, age 41, Executive Vice President and Chief Financial Officer since July 1997. Director since 2001. Vice President and Chief Financial Officer of Former Tyco since February 1995; Director of Mergers and Acquisitions of Former Tyco from 1993 to 1995; associated with Former Tyco since 1991.

    Mark A. Belnick, age 55, Executive Vice President and Chief Corporate Counsel since September 1998. Prior to joining Tyco, Mr. Belnick was a senior partner at the international law firm of Paul, Weiss, Rifkind, Wharton & Garrison since 1987.

    Jerry R. Boggess, age 57, President of Tyco Fire and Security Services since August 1993. Vice President of Former Tyco since February 1996; associated with Former Tyco since 1968.

    Albert R. Gamper, Jr., age 59, President and Chief Executive Officer of Tyco Capital Corporation (formerly The CIT Group, Inc., acquired by Tyco in
June 2001) since December 1989.

    Juergen W. Gromer, age 57, President of Tyco Electronics since April 1999. Senior Vice President, Worldwide Sales and Service, of AMP Incorporated (acquired by Tyco in April 1999) from 1998 to April 1999; President, Global Automotive Division, and Corporate Vice President of AMP from 1997 to 1998; Vice President and General Manager of various divisions of AMP from 1990 to 1997.

    Richard J. Meelia, age 52, President of Tyco Healthcare Group since 1995. Group President of Kendall Healthcare Products Company (acquired by Former Tyco in October 1994) from January 1991 to 1995; Vice President of Former Tyco since June 2000.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The table below presents the annual and long-term compensation for services in all capacities to Tyco and its subsidiaries for the periods shown for Tyco's Chief Executive Officer and the other four most highly compensated executive officers of Tyco during fiscal 2001. These executives are referred to as the named officers.

                           SUMMARY COMPENSATION TABLE

                                               ANNUAL COMPENSATION(1)                     LONG TERM COMPENSATION
                                 ---------------------------------------------------   ----------------------------
                                                                          OTHER         RESTRICTED       SHARES
NAME & PRINCIPAL                                CASH       STOCK         ANNUAL            STOCK       UNDERLYING       ALL OTHER
POSITION                   YEAR    SALARY     BONUS(3)    BONUS(4)   COMPENSATION(5)    AWARD(S)(6)   STOCK OPTIONS  COMPENSATION(7)
- ----------------           ----  ----------  ----------  ----------  ---------------   -------------  -------------  ---------------
L. Dennis Kozlowski......  2001  $1,650,000  $4,000,000                   $219,543      $30,398,880     1,439,135      $4,313,553
  CHAIRMAN & CEO,          2000   1,350,000   2,800,000                    143,652       21,207,540     5,357,798(8)      383,500
  TYCO INTERNATIONAL LTD.  1999   1,350,000   3,200,000                     81,960       25,707,178     6,621,834         305,041

Richard J. Meelia........  2001     624,519   7,553,350  $4,334,559        151,578                        264,607          79,462
  PRESIDENT, TYCO          2000     600,000     800,000     774,878        114,510                        128,800         221,400
  HEALTHCARE GROUP         1999     567,980   2,619,900   3,246,355         35,978                        790,564         101,851

Jerry R. Boggess.........  2001     600,000   6,078,510   1,868,281        101,726                        408,218         103,351
  PRESIDENT, TYCO FIRE &   2000     550,000     438,131     435,952         79,224                        500,644         226,769
  SECURITY SERVICES        1999     500,000   3,381,782   2,086,401         27,641                        198,236         255,072

Mark H. Swartz...........  2001     968,750   2,000,000     500,014        277,856       15,199,440       788,425       2,112,968
  EVP & CFO, TYCO          2000     768,750   1,400,000                    171,039       10,603,770     2,692,649(8)      121,448
  INTERNATIONAL LTD.       1999     750,000   1,600,000                     63,066       12,029,641     2,976,480          86,948

Juergen Gromer (2).......  2001     660,000   1,750,000                                                   424,261             256
  PRESIDENT, TYCO          2000     625,000   7,987,183   4,899,762                                       474,380
  ELECTRONICS

- ------------------------------

(1) Under the Tyco Deferred Compensation Plan, the amount of total salary and bonus that has been deferred for fiscal 2001 is: Mr. Meelia: $5,977,272; Mr. Boggess: $3,039,255, and Mr. Swartz: $2,655,625.

(2) Dr. Gromer's salary and bonus for fiscal 2001 was paid in German marks, but now is paid in Euros. The salary and bonus amounts have been converted using the ratio of one U.S. dollar to 2.12 German marks. Dr. Gromer was not an executive officer prior to fiscal year 2000.

(3) The bonus amounts shown in the table for Messrs. Kozlowski and Swartz reflect annual bonus payments based on Tyco performance during fiscal 2001 as determined by the Compensation Committee using the established performance objectives. The bonus amounts shown in the table for fiscal 2001 for Mr. Meelia, Mr. Boggess, and Dr. Gromer reflect annual bonus payments that were based solely on the performance of their respective divisions during fiscal 2001.

(4) Certain bonuses were payable in common shares. The number of shares awarded to Division Presidents is based on division performance, but the overall value of the shares is based on company performance as a whole. Bonus shares for fiscal 2001 are as follows: Mr. Meelia--96,970 shares, Mr. Boggess--41,796 shares and Mr. Swartz--11,186 shares. The amount listed in the table reflects the market value of the shares on the date shares vested.

(5) The amounts shown in this column represent interest credited on deferred compensation in excess of 120% of the applicable federal long-term rate.

(6) Restricted shares were issued under the restricted share program whereby specific performance criteria determine the number of shares that vest for the fiscal year. If the performance criteria are not met resulting in some or all of the shares not being earned (i.e., not vesting) within the three-year period, those shares are forfeited and must be returned to the Company. The values shown are the fair market value on the date of the grant. As of September 30, 2001, Messrs. Kozlowski and Swartz held 189,065 and 94,533 shares of restricted stock, respectively, with a fair market value of $8,604,991 and $4,302,518, respectively, on such date. Recipients of restricted shares have the right to vote such shares and receive dividends.

(7) This note identifies compensation in this column reported for fiscal 2001. The amounts shown in the table reflect Tyco contributions made on behalf of the named officers under Tyco's qualified and non-qualified defined contribution plans, as follows:

                                       COMPANY MATCHING CONTRIBUTION   COMPANY CONTRIBUTION
NAME                                         (QUALIFIED PLAN)          (NON-QUALIFIED PLAN)
- ----                                   -----------------------------   --------------------
    Mr. Kozlowski....................             $13,600                    $397,450
    Mr. Meelia.......................              10,698                      64,971
    Mr. Boggess......................              13,600                      68,450
    Mr. Swartz.......................               8,713                     126,300

     The amounts shown in the table for Messrs. Kozlowski and Swartz, respectively, also include life insurance premiums and related tax gross up of $3,827,503 and $1,977,935. The amount shown for Mr. Kozlowski also includes director's fees of $75,000. Mr. Kozlowski will no longer earn a directors' fee beginning in fiscal 2002. The amount shown for Mr. Meelia also includes an Employee Stock Purchase Plan company match of $2,100 and taxable life insurance premium of $1,581. The amount shown for Mr. Boggess also includes an Employee Stock Purchase Plan company match of $2,700 and $18,179 for financial planning services. Tyco has established an executive life insurance program whereby an executive can elect to receive life insurance coverage in lieu of a portion of his deferred compensation. Although this benefit is cost neutral to Tyco, the amount in the table includes $112 for Mr. Meelia and $422 for Mr. Boggess that is the deemed economic benefit to them for the life insurance coverage for the year.

(8) Includes options that were granted to Messrs. Kozlowski and Swartz from TyCom that, upon the amalgamation of TyCom with a subsidiary of Tyco, were converted into options to purchase common shares of Tyco.

OPTION GRANTS IN FISCAL 2001

    The following table shows all grants of stock options to the named officers during fiscal 2001 under the Tyco International Ltd. Long Term Incentive Plan ("LTIP").

                                                            INDIVIDUAL GRANTS
                               ----------------------------------------------------------------------------
                               NO. OF SECURITIES    PERCENT OF TOTAL
                                  UNDERLYING       OPTIONS GRANTED TO   EXERCISE                 GRANT DATE
                                    OPTIONS           EMPLOYEES IN        PRICE     EXPIRATION    PRESENT
NAME                                GRANTED          FISCAL YEAR(6)     ($/SHARE)      DATE       VALUE(7)
- ----                           -----------------   ------------------   ---------   ----------   ----------
L. Dennis Kozlowski..........       600,000(1)            1.78%         $53.0484    10/23/2010   $8,460,000
                                        400(1)            0.00           55.5000    10/29/2010        5,932
                                     17,800(1)            0.05           55.4375    10/29/2010      263,618
                                    148,000(1)            0.44           56.6120    10/30/2010    2,240,720
                                     14,600(1)            0.04           53.0000    12/25/2010      198,414
                                        400(1)            0.00           53.0625    12/25/2010        5,444
                                     20,000(1)            0.06           60.0000     1/15/2011      310,600
                                    350,000(1)            1.04           62.2142     1/29/2011    5,614,000
                                     20,000(1)            0.06           54.5000      3/8/2011      283,000
                                    107,935(1)            0.32           53.0300     6/19/2011    1,749,626
                                    155,000(1)            0.46           54.9150      7/2/2011    2,622,600
                                      5,000(1)            0.01           44.1800     9/26/2011       65,150

Richard J. Meelia............       250,000(2)            0.74           50.6648     10/2/2010    3,145,000
                                     14,607(3)            0.04           53.0484    10/23/2010      205,959

Jerry R. Boggess.............       400,000(2)            1.19           50.6648     10/2/2010    5,032,000
                                      8,218(3)            0.02           53.0484    10/23/2010      115,874

Mark H. Swartz...............       300,000(1)            0.89           53.0484    10/23/2010    4,230,000
                                     74,000(1)            0.22           56.6120    10/30/2010    1,120,360
                                    175,000(1)            0.52           62.2142     1/29/2011    2,807,000
                                    107,958(4)            0.32           60.7878    10/28/2007    1,678,747
                                     53,967(1)            0.16           53.0300     6/19/2011      874,805
                                     77,500(1)            0.23           54.9150      7/2/2011    1,311,300

Juergen Gromer...............       133,333(2)            0.40           50.6648     10/2/2010    1,677,329
                                    266,667(2)(5)         0.79           50.6648     11/2/2010    3,354,671
                                     16,564(3)            0.05           53.0484    10/23/2010      233,552
                                      7,697(3)(5)         0.02           53.0484    11/23/2010      108,528

    Certain options granted to the named officers include a restoration feature. Under this feature, the Company grants restoration options to replace exercised options or shares sold, if the shares or share proceeds (1) are used to pay the exercise price of stock options, (2) are applied to satisfy tax withholding obligations or repay indebtedness to Tyco or (3) are sold by trusts for tax planning purposes. In certain cases, restoration options are granted to an executive who has sold vested restricted shares to Tyco or a subsidiary thereof. The restoration feature is designed to enable the executive to maintain the level of his equity interest in Tyco. Restoration options are granted at an exercise price which is equal to the market price of Tyco common shares on the grant date.

(1) Restoration options granted with an exercise price equal to the market price of Tyco shares on the date of grant; vested immediately, but not exercisable for two months; and having a term of ten years from the grant date.

(2) Options granted with an exercise price equal to the market price of Tyco shares on the date of grant; vesting three years from the date of grant; and having a term of ten years from the date of grant.

(3) Restoration options granted with an exercise price equal to the market price of Tyco shares on the date of grant; vesting immediately; and having a term equal to ten years from the date of grant.

(4) Restoration options granted with an exercise price equal to the market price of Tyco shares on the date of grant; vesting immediately, but not exercisable for two months; and having a term equal to the remaining term of the options they replaced.

(5) The portion of Dr. Gromer's options that are allocated to his Swiss compensation expire ten years and one month from the date of grant.

(6) Represents the percentage of all options granted in fiscal 2001 under the LTIP and the Tyco International Ltd. Long Term Incentive Plan II.

(7) All options were granted at an exercise price equal to the market price of Tyco's common shares on the date of grant. Tyco, like all public companies, is required to indicate an option value using one of the methods prescribed by the United States Securities and Exchange Commission. Tyco chose to use the Black-Scholes option pricing model, which is a method of calculating a theoretical value of the options based upon a mathematical formula using certain assumptions. For an executive to realize the values shown in the table for the options, the price of a Tyco share would have to increase substantially above the exercise price of the option. For example, in order for Mr. Kozlowski to realize the pre-tax gain equal to the value of $8.46 million shown for the first grant of options listed, Tyco's per-share price would have to increase by $14.10 above the grant price before Mr. Kozlowski exercises those options--an increase of approximately 26.6%. Such an increase would correspond to a pre-tax gain of over $27.2 billion for Tyco's shareholders in the aggregate based on the number of Tyco shares outstanding at September 30, 2001. Mr. Kozlowski's share would be about three-hundreds of one percent (0.03%) of the potential gain for all shareholders.

    The following assumptions were used in calculating the Black-Scholes values shown on the table: an assumed option life of three years; interest rates of 3.19%--5.83%, which represent the yield of a zero coupon Treasury strip with a maturity date similar to the assumed exercise period; assumed annual volatility of underlying shares of 29.11%--38.56%, calculated based on 36 months of historical Tyco share price movement; quarterly dividend payment of $0.0125 per share; and the vesting schedule indicated for the respective option grant.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

    Shown below is information with respect to aggregate option exercises by the named officers in the fiscal year ended September 30, 2001 and with respect to unexercised stock options held by them at September 30, 2001.

                                                             NO. OF SECURITIES UNDERLYING       VALUE OF UNEXERCISED,
                                 NUMBER OF                      UNEXERCISED OPTIONS AT           IN-THE-MONEY OPTIONS
                                  SHARES                           FISCAL YEAR END            HELD AT FISCAL YEAR END(1)
                                 ACQUIRED        VALUE      ------------------------------   ----------------------------
NAME                            ON EXERCISE    REALIZED     EXERCISABLE      UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
- ----                            -----------   -----------   -----------      -------------   ------------   -------------
L. Dennis Kozlowski(2)........          0     $         0   10,148,787         1,087,980     $     6,667     $        0
Richard J. Meelia.............          0               0      808,971           650,000      11,667,377      5,132,960
Jerry Boggess.................    200,000       8,082,250      207,098         1,000,000       3,586,572      5,123,530
Mark H. Swartz (2)............    333,333(3)   13,700,086    5,010,067           567,487               0              0
Juergen Gromer................     85,732       3,008,291       48,641         1,450,000         105,225      6,823,215

- --------------------------

(1) Based on the volume weighted average price on September 28, 2001 of Tyco common shares of $45.5134.

(2) Includes options that were granted to Messrs. Kozlowski and Swartz from TyCom that, upon the amalgamation of TyCom with a subsidiary of Tyco, were converted to options to purchase common shares of Tyco.

(3) Shares issued on exercise of options transferred by Mr. Swartz to a family partnership. Shares continue to be held by the partnership.

RETIREMENT PLANS

    Mr. Kozlowski, Mr. Swartz and Dr. Gromer participate in defined benefit or actuarial retirement plans maintained by Tyco or a subsidiary.
Messrs. Kozlowski and Swartz participate in individual Executive Retirement Arrangements maintained by Tyco (the "ERA"). Under the ERA, Mr. Kozlowski has a fixed lifetime benefit commencing at his normal retirement age of 65 that has a present value of $343,112 monthly. Mr. Swartz's fixed lifetime benefit at his normal retirement age of 65 has a present value of $155,301 monthly. Retirement benefits are available at earlier ages and alternative forms of benefits can be elected. Any such variations would be actuarially equivalent to the fixed lifetime benefit starting at age 65.

    At the time of Tyco's acquisition of AMP in 1999, Dr. Gromer was a member of a defined benefit pension plan which covered eligible AMP employees in Germany. As a result, Dr. Gromer is entitled to receive from Tyco upon retirement at age 65 a defined pension benefit that is determined primarily based on his annual base salary as of three years prior to the date of his retirement and his years of service with Tyco at the time of his retirement.

    The following table sets forth the estimated annual benefits payable under the Tyco Electronics (formerly AMP) pension plan for the compensation amounts and the years of credited service specified in the table. Under the pension plan, no more than a maximum of 30 years of credited service may be recognized for benefit accrual purposes.

                         YEARS OF CREDITED SERVICE AND RELATED ESTIMATED
                             ANNUAL BENEFITS PAYABLE UPON RETIREMENT
                        -------------------------------------------------
COMPENSATION                15           20           25           30
- ------------            ----------   ----------   ----------   ----------
      $615,562           $214,991     $301,476     $394,637     $494,431
       646,340            229,762      321,028      418,882      523,278
       677,118            244,861      340,930      443,454      552,387
       707,896            260,289      361,183      468,355      581,758
       738,674            276,041      381,785      493,583      611,391

  (CONVERTED FROM GERMAN MARKS USING A CONVERSION RATIO OF 1 USD TO 2.12 DEM.)

    The annual benefits shown in the table assume the employee would receive his retirement benefits under the pension plan in the form of a single life annuity upon normal retirement at age 65.

    The compensation of Dr. Gromer covered by the pension plan would be the base salary amount that is noted in the "Salary" column of the SUMMARY COMPENSATION TABLE on page 14, less statutory payments for specified holiday and vacation time. Dr. Gromer's current covered compensation, designated in German marks, is 1,304,991, which converts to $615,562 using a conversion ratio of one U.S. dollar to 2.12 German marks. As of September 30, 2001, for purposes of calculating benefits accrued under the pension plan, Dr. Gromer had 23 years and 9 months of credited service with Tyco.

    Dr. Gromer has another AMP pension benefit funded through an insurance policy. At September 30, 2001, Dr. Gromer had accrued a taxable pension payable at retirement through this insurance in the amount of $3,468 annually. This amount is subject to increase in future periods only to the extent of dividends on the insurance policy.

RETENTION AND SEVERANCE AGREEMENTS

    The Company has entered into retention agreements with Messrs. Kozlowski and Swartz, the provisions of which are summarized in "--Board Compensation Committee Report on Executive Compensation" below. In addition, a severance arrangement with Mr. Meelia provides for a severance payment equal to three times the sum of his average base salary, perquisite allowance and bonus in the event of his termination of employment. For three years following severance, Mr. Meelia may not compete with the Company.

EXECUTIVE LIFE INSURANCE

    Tyco has purchased executive life insurance policies for Messrs. Kozlowski and Swartz and has agreed to pay the premiums for these insurance policies on a tax-neutral basis for a ten-year period. In the event the policies do not earn specified interest amounts, Tyco will make specified supplemental premium payments. The premium payments will be made even if either executive should terminate employment with Tyco during the ten year period. The amounts paid for premiums and tax reimbursement in fiscal 2001 are included under the caption ALL OTHER COMPENSATION in the SUMMARY COMPENSATION TABLE on page 14.

RELATED PARTY TRANSACTIONS

    The 1983 Key Employee Corporate Loan Program, as amended, funded by Tyco International (US) Inc., is designed to encourage ownership of Tyco common shares by executives and other key employees. Loans under the program may be used for the payment of taxes due as a result of the vesting of ownership of shares granted under Tyco's restricted share ownership plan.

    The Compensation Committee administers the loan program. The Committee authorizes loans, which may not exceed the amount allowable under any regulation of the United States Treasury or other state or federal statute. Loans may be required to be secured by Tyco common shares owned by the borrower or may be unsecured. Loans under the loan program generally bear interest at Tyco's incremental short-term borrowing rate (which was 3.7% for 2001). The loans are generally repayable in ten years or when the borrower reaches age 69, whichever occurs first, except that earlier payments must be made in the event that the borrower's employment with Tyco or its subsidiaries terminates. The borrower is also required to make loan payments upon the sale or other disposition of Tyco common shares with respect to which loans have been granted, other than gifts to certain family members.

    At September 30, 2001, the amount of loans outstanding under the loan program totaled $11,230,192, of which $0 was outstanding for Mr. Kozlowski, $231,718 was outstanding for Mr. Boggess, $20,702 was outstanding for Mr. Meelia and $0 was outstanding for Mr. Swartz. The largest amount of indebtedness under the program during fiscal 2001 for each of the named officers was $23,009,703 for Mr. Kozlowski, $6,500,000 for Mr. Swartz, $20,702 for
Mr. Meelia and $231,718 for Mr. Boggess. Dr. Gromer did not have a loan under the program during fiscal 2001.

    Mr. Walsh, a director, was instrumental in bringing about the acquisition by a subsidiary of the Company of The CIT Group, Inc. (now Tyco Capital Corporation) of Livingston, New Jersey. For his services, Tyco paid Mr. Walsh a fee of $10 million. In addition, at Mr. Walsh's request, Tyco contributed
$10 million to a charitable fund established under The Community Foundation of New Jersey. Mr. Walsh, as trustee of this fund, recommends the public charities to which contributions are made. At the time of the acquisition, Mr. Walsh owned 50,000 shares of common stock of The CIT Group, Inc., which were converted to 34,535 Tyco common shares at the exchange ratio applicable to all stockholders of CIT.

    Certain Tyco directors and executive officers owned TyCom shares or TyCom options, which were converted to Tyco shares and Tyco options upon the amalgamation of a subsidiary of Tyco with TyCom at the exchange ratio applicable to all holders of TyCom shares and options. See footnote (1) in "Proposal Number One--Nominees for Director" and footnote (1) in "Security Ownership of Certain Beneficial Owners and Management" for information regarding their holdings as of November 30, 2001.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors is composed solely of independent directors, none of whom has any interlocking relationships with Tyco that are subject to disclosure under rules of the SEC relating to proxy statements. The Compensation Committee approves all of the policies under which compensation is paid or awarded to Tyco's Chief Executive Officer, reviews and, as required, approves such policies for executive officers and key managers, and has oversight of the administration of executive compensation programs. The Compensation Committee reviews the compensation policies in light, among other things, of the competitive environment in which Tyco must compete for superior executive talent and the benefit to the Company and its shareholders of having a large portion of incentive compensation tied to the equity value of the Company.

    The elements of Tyco's compensation program for its executives are base salary, annual incentive bonus opportunity, and long-term, equity-based incentive compensation. The cash incentive bonus opportunity for the Company's Chief Executive Officer and Chief Financial Officer is based on increases in operating cash flow and growth in net income, each as defined. These executives also receive restricted shares that vest based on increases in earnings per share, as defined. The cash and equity bonus opportunity for division presidents are based on increases in earnings before interest and taxes ("EBIT") and operating cash flow of their respective divisions, except for Tyco Capital Corporation for which the relevant measure is pre-tax income.

    Executive compensation for fiscal year 2001 reflected the completion of another successful year for the Company overall. Fiscal 2001 is the eighth consecutive year in which Tyco substantially increased revenues and earnings. Revenues for fiscal 2001 increased to $36.3 billion, a 26% increase over fiscal year 2000 revenues of $28.9 billion. Income before non-recurring charges and credits, extraordinary items, and the adoption of SAB 101, rose to $2.81 per diluted share, an increase of 29% over the prior year's diluted per share earnings of $2.18 before such items. Free cash flow for the year reached
$4.7 billion. In addition, Tyco continued its strategy of combining organic growth and recurring revenue with strategic acquisitions that complement its diversified mix of core businesses. To this end, Tyco finalized the acquisition of Mallinckrodt Inc., a $3 billion dollar health care company, InnerDyne, Inc., also a heath care company, and successfully completed many other acquisitions. These included SecurityLink, which was the electronic security systems business of Cambridge Protection Industries, L.L.C., and Simplex Time Recorder in the Fire and Security sector, and Lucent Power Systems in the Electronics sector. Tyco expanded the total package of services it is able to offer customers and business segments with its entry into the financial services arena through the acquisition of The CIT Group, Inc. (now renamed Tyco Capital Corporation). Tyco completed the sale of its ADT Automotive unit in October 2000. Also in fiscal 2001, Tyco entered into agreements for the acquisition of other companies that complement its business strategy. Among these are Sensormatic Electronics Corporation in the Fire and Security industry, which was completed in the first quarter of fiscal 2002, and C.R. Bard, Inc. in the health care industry, which is expected to be completed in fiscal 2002. Executive compensation was directly tied to, and is reflective of, this extraordinary performance.

    During fiscal 2001, the Committee took steps to ensure the continued leadership of the executive management of the Company. In this connection, at the Committee's request and approval, Tyco entered into retention agreements with L. Dennis Kozlowski, described in the CEO compensation section below, and with Mark H. Swartz. The agreement with Mr. Swartz, which is filed as an exhibit to Tyco's Annual Report on Form 10-K for the fiscal year ended September 30, 2001, requires him to serve as the Executive Vice President and Chief Financial Officer of the Company until at least January 22, 2006 and, after termination of employment, to be available as a consultant to Tyco for up to 30 days a year for a period of three years. Under the agreement, Mr. Swartz is subject to noncompetition, confidentiality, and nonsolicitation requirements. The agreement, as amended, includes an award of 500,000 shares of restricted stock made on January 22, 2002 with vesting of the shares on January 22, 2006.
Mr. Swartz is entitled to sell the restricted shares to Tyco once the shares vest at their fair market value on the date he elects to do so. If Mr. Swartz is terminated for Cause (as defined) or voluntarily resigns without Good Reason (as defined) prior to January 22, 2006, no payments are due under the agreement and the restricted shares will not vest. However, if Mr. Swartz is terminated (other than for Cause) or leaves for Good Reason, he will receive a lump sum payment equal to three times the sum of his annual base salary and highest annual incentive compensation earned within the prior six year period. Additionally, all options and restricted shares under the agreement or any company program not already vested will become vested. Mr. Swartz will receive payment for his services as a consultant annually in the amount of 1/12 of the sum of his last annual base salary and highest annual incentive compensation, and he will continue to receive contribution credits under the nonqualified retirement plan. In addition, during the three-year consulting period, and for a period of three years thereafter, Mr. Swartz will continue to receive welfare, fringe, and other benefits comparable to those provided prior to termination including, among other benefits, access to company facilities and services. After that, Mr. Swartz will be able to purchase benefits and services from the Company at cost. Should termination be as a result of a Change of Control (as defined), the agreement provides protection for excise taxes under Section 280G of the United States Internal Revenue Code.

    The Compensation Committee believes that evaluation of the overall performance of Tyco's senior executives cannot be reduced to a fixed formula and that the prudent use of discretion in determining pay levels is in the best interests of Tyco and its shareholders. While achieving preset goals is fundamental to an incentive compensation scheme, the Compensation Committee cannot anticipate all events, including those beyond the control of management, which may have a material effect on performance goals. Under certain circumstances, the Compensation Committee's use of discretion in determining amounts of compensation may be appropriate. The Compensation Committee is aware that this policy may cause a loss in corporate tax deductions under
Section 162(m) of the United States Internal Revenue Code.

    At the end of each fiscal year, the Compensation Committee reviews with the Chief Executive Officer the individual performance of each of the other executive officers and reviews his recommendations for the appropriate compensation awards and the financial and other objectives for each of the executive officers for the following year.

    CHIEF EXECUTIVE OFFICER COMPENSATION

    The Compensation Committee meets at least annually to consider and make its determination regarding the total compensation of the Chief Executive Officer for the ensuing year. The Compensation Committee determines this compensation based on:

    - its assessment of the individual performance of the Chief Executive
      Officer,

    - a review of Tyco's operating performance (including earnings per share, cash flow generation, and such factors as revenue, operating income, net income, and strategic acquisitions),

    - an analysis of total returns to shareholders relative to total returns generated by comparable public companies, and

    - a review of compensation of the chief executive officers of companies with generally comparable businesses of approximately the same size at the time of the review.

    The Committee retains a nationally recognized consulting firm to review and analyze Tyco's executive compensation practices relative to the Company's performance, as well as the marketplace for executive talent. The Committee also observed that Tyco and Mr. Kozlowski's leadership of Tyco have received many favorable comments from the business and financial community. The Committee noted that Tyco was named the best performing company by BUSINESS WEEK in its Spring 2001 special edition featuring its choice of the 50 best performing companies and that more recently Mr. Kozlowski was named one of the top 25 managers of the year by BUSINESS WEEK in its January 14, 2002 edition.

    Mr. Kozlowski has led Tyco from a $3 billion manufacturing corporation in 1993 to a $36 billion diversified service and manufacturing corporation in 2001 that has provided 910% in total cumulative shareholder return from 1993 - 2001. In addition, Mr. Kozlowski grew revenue an average of 38% per year from 1993-2001. During Mr. Kozlowski's tenure as Chief Executive Officer, Tyco has consistently enjoyed a strong balance sheet, with debt levels appropriate for a company of its size and scope of operations, and with investment grade ratings that allow the Company efficiently to address and service its capital requirements.

    Based on these and other factors, the Compensation Committee determined that it is in Tyco's best interests to assure the continued leadership of Mr. Kozlowski. At the Committee's request and approval, Tyco entered into a retention agreement with Mr. Kozlowski. The agreement, which is filed as an exhibit for Tyco's Annual Report on Form 10-K for the fiscal year ended September 30, 2001, requires Mr. Kozlowski to serve as the Chairman, President and Chief Executive Officer of the Company until at least November 16, 2008 and, after retirement, to be available as a consultant to Tyco for up to 30 days a year for the remainder of his life. Under the agreement, Mr. Kozlowski is subject to noncompetition, confidentiality, and nonsolicitation requirements. The agreement, as amended, includes an award of 800,000 shares of restricted stock made in January 2002 with 1/8 of the shares vesting each year beginning in January 2002 and full vesting upon Mr. Kozlowski's 62nd birthday on November 16, 2008. Mr. Kozlowski is entitled to sell the restricted shares to Tyco once the shares vest at the fair market value on the date he elects to do so. Under the agreement, Mr. Kozlowski may retire at any time after November 16, 2008, and, with the consent of Tyco's Board of Directors, may retire before that date. If Mr. Kozlowski is terminated for Cause or voluntarily resigns without Good Reason (as defined) prior to November 16, 2008, he will receive no retirement payments under the agreement and any remaining shares will not vest. However, if Mr. Kozlowski is terminated by the Board without Cause, leaves for Good Reason on or after a Change of Control (as defined) or retires, he will receive a lump sum payment equal to three times the sum of his annual base salary and highest annual incentive compensation earned within the prior eight year period. Additionally, all options and restricted shares under the agreement or any company program not already vested will become vested at that time. He will also receive payment for his services as a consultant annually in the amount of 1/12 of the sum of his last annual base salary and highest annual incentive compensation. Mr. Kozlowski will continue to receive welfare, fringe, and other benefits comparable to those provided prior to retirement including, among other benefits, access to company facilities and services, and will receive three additional years of credits under the nonqualified retirement plan. Should termination be as a result of a Change of Control, the agreement provides protection for excise taxes under Section 280G of the United States Internal Revenue Code.

    For fiscal 2001, Mr. Kozlowski received a base salary of $1.65 million and, based on a 38.9% increase in Net Income before non-recurring items and a 31.3% increase in Operating Cash Flow, a cash bonus in the amount of $4 million, as shown in the SUMMARY COMPENSATION TABLE on page 14. Mr. Kozlowski was granted 600,000 shares of performance-based restricted stock on October 1, 2001. If the pre-determined specified performance criteria are met, these shares will vest over a period of up to three years. After three years, any remaining unearned shares will be forfeited and returned to the Company.

    Mr. Kozlowski also received restoration options in accordance with the restoration option provision of the Company's option program. The restoration provision enables executive officers to use certain earned equity awards and certain proceeds from the sale of shares acquired upon the exercise of options to pay option exercise costs, repay indebtedness owed to Tyco International
(US) Inc., or for tax planning purposes while maintaining their equity position in Tyco.

    The Committee has compared the performance of Former Tyco in fiscal 1993, the year Mr. Kozlowski became chairman of Former Tyco, and the performance of Tyco in fiscal 2000 and fiscal 2001, as follows:

                                                  FORMER        TYCO       TYCO     '93--'01   '00--'01
                                                TYCO FISCAL    FISCAL     FISCAL       %          %
                                                   1993         2000       2001     INCREASE   INCREASE
                                                -----------   --------   --------   --------   --------
Annual net revenues (in billions).............     $ 3.1      $   28.9   $   36.3     1071%        26%
Net income before non-recurring items
  (in millions)...............................     $99.7      $3,726.4   $5,149.2     5065%        38%
Diluted earnings per share before
  non-recurring items(1)......................     $0.27      $   2.18   $   2.81      941%        29%
Market price of a common share (at year
  end)(1).....................................     $5.17      $  51.88   $  45.50      780%       (12%)
Aggregate market value of outstanding common
  shares (at year end) (in billions)..........     $ 1.9      $   87.4   $   88.1     4537%         1%

- ------------------------

(1) Adjusted for stock splits

    The graph below compares cumulative total shareholder return on the common shares of Former Tyco, which were converted into shares of the Company in the merger of ADT and Former Tyco on July 2, 1997, against the cumulative total return of the Dow Jones Industrial-Diversified Index and the S&P 500 Index. The table assumes an investment of $100 on June 30, 1993, and includes re-investment of dividends. The graph reflects growth in shareholder value during Mr. Kozlowski's tenure as Chairman of Former Tyco and Tyco. Former Tyco used a June 30 fiscal year end. Following the merger, Tyco changed its fiscal year end to September 30. Therefore, the graph below shows the cumulative total return as of the end of each of the three years in the period ended June 30, 1996, as of July 2, 1997, the consummation date of the merger between ADT Limited and Former Tyco, the three-month transition period ended September 30, 1997 and the fiscal years ended September 30, 1998, 1999, 2000, and 2001. As noted in the graph and table below, although Tyco's cumulative total shareholder return showed a 12.2% decline from September 30, 2000 to September 30, 2001, the S&P 500 and Dow Jones declines in cumulative total shareholder return were more than double that--26.7% and 26.3%, respectively--over the same time period.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                                                            CUMULATIVE TOTAL RETURN
                                               ----------------------------------------------------------------------------------
                                                6/93    6/94    6/95    6/96   7/2/97   9/97    9/98     9/99      9/00     9/01
TYCO INTERNATIONAL LTD.......................  100.00  112.10  132.76  201.64  376.37  408.32  550.85   1030.63   1036.76  910.29
S&P 500......................................  100.00  101.41  127.84  161.09  216.99  233.24  254.34    325.06    368.24  270.21
DOW JONES INDUSTRIAL-DIVERSIFIED.............  100.00  101.46  125.70  176.89  256.23  272.67  289.42    429.30    530.35  390.83

    The Committee considers Mr. Kozlowski's level of compensation appropriate in view of his performance and continued leadership of Tyco during fiscal 2001.

    SUMMARY

    Tyco's philosophy is to hire and retain the best executive talent. Tyco believes in competitive pay to keep and continually motivate exceptionally talented executives--if such pay is merited by performance. Tyco generally employs entrepreneurial executives, those that are willing to have a significant amount of their pay tied to performance and the equity of the Company. Tyco's executive compensation program reflects this focus. It offers the executive significant financial rewards when Tyco and the executive achieve excellent results. At lower levels of performance, where expected compensation targets are not achieved, executive compensation is sharply reduced. Executives are ineligible for cash bonuses and do not benefit from equity-based compensation. Thus, in order for Mr. Kozlowski and Mr. Swartz to have earned a cash bonus in fiscal 2001, the Company had to achieve a minimum of 15% growth in net income and at least a 10% growth in operating cash flow over fiscal 2000. The performance criterion required to vest the minimum number of restricted shares granted to these executives was a growth rate in earnings per share before non-recurring items of at least 15% over fiscal 2000. The Committee reports that the Company achieved each of these benchmarks, reflecting superior performance notwithstanding a very difficult business and economic environment.

    The Committee believes that Tyco's executive compensation program, which is based on this philosophy, is in the best interest of shareholders and that executive compensation in fiscal 2001 is consistent with the focus and goals of the program.

    The members of the Compensation Committee would like to acknowledge the long-term service and guidance of Mr. Philip Hampton, who was Chairman of this Committee prior to his death in April 2001.

Submitted by the Compensation Committee,

Stephen W. Foss, Chairman
James S. Pasman
W. Peter Slusser

                  SHAREHOLDER RETURN PERFORMANCE PRESENTATION

    Set forth below is a graph comparing the cumulative total shareholder return on Tyco common shares (Tyco was named ADT Limited prior to July 2, 1997) against the cumulative total return of the S&P Services (Commercial and Consumer) Index, the Dow Jones Industrial-Diversified Index and the S&P 500 Index, assuming investment of $100 on December 31, 1996, including re-investment of dividends. In September 1997, Tyco changed its fiscal year end from December 31 to September 30. Therefore, the graph below shows the cumulative total return as of the nine-month transition period ended September 30, 1997 and the fiscal years ended September 30, 1998, 1999, 2000 and 2001. Also shown is the cumulative total return as of July 2, 1997, the consummation date of the merger between ADT and Former Tyco.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                                                                CUMULATIVE TOTAL RETURN
                                                       --------------------------------------------------------------------------
                                                        12/96      7/2/97      9/97       9/98       9/99       9/00       9/01
                                                       --------   --------   --------   --------   --------   --------   --------
TYCO INTERNATIONAL LTD. (FORMERLY ADT LIMITED).......   100.00     158.47     179.48     242.13     453.03     455.72     400.13
S & P 500............................................   100.00     120.61     129.64     141.37     180.68     204.68     150.19
DOW JONES INDUSTRIAL-DIVERSIFIED.....................   100.00     127.62     135.81     144.15     213.83     264.16     194.66
S & P SERVICES (COMMERCIAL & CONSUMER)...............   100.00     108.39     124.68     107.26     101.02      72.76      89.85

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires Tyco's officers and directors, and persons who own more than ten percent of Tyco's common shares to file reports of ownership and changes in ownership of such shares with the Securities and Exchange Commission and the New York Stock Exchange. These persons are required by SEC regulation to furnish Tyco with copies of all Section 16(a) forms they file. Based solely on Tyco's review of the copies of such forms it has received and written representations from certain reporting persons confirming that they were not required to file
Forms 5 for specified fiscal years, Tyco believes that all its officers and directors complied with all filing requirements applicable to them with respect to transactions during fiscal 2001, except that due to an administrative error at Tyco, a charitable gift of 24,000 Tyco common shares by Mr. Boggess in December 1999 was not reported on his Form 5 filed on November 13, 2000 and was reported instead on an amendment to the Form 5 filed on March 9, 2001; and the acquisition of 34,535 Tyco common shares by Mr. Walsh on June 1, 2001 in exchange for 50,000 shares of The CIT Group, Inc., in connection with the merger of CIT with a subsidiary of Tyco, was reported late on a Form 4 filed on November 7, 2001.

           SHAREHOLDER PROPOSALS FOR THE 2003 ANNUAL GENERAL MEETING

    In accordance with the rules established by the SEC, any shareholder proposal submitted pursuant to Rule 14a-8 intended for inclusion in the proxy statement for next year's annual general meeting of shareholders must be received by Tyco no later than September 30, 2002. Such proposals should be sent to Tyco's Chief Corporate Counsel at The Zurich Centre, Second Floor, 90 Pitts Bay Road, Pembroke HM 08, Bermuda. To be included in the proxy statement, the proposal must comply with the requirements as to form and substance established by the SEC and must be a proper subject for shareholder action under Bermuda law.

    In addition, for proposals submitted outside of the Rule 14a-8 procedures, Bermuda law provides that only Tyco shareholders holding not less than 5% of the total voting rights or 100 or more registered Tyco shareholders together may require a proposal to be submitted to an annual general meeting. Generally, notice of such a proposal must be deposited at the registered office of Tyco not less than six weeks before the date of the meeting, unless the meeting is subsequently called for a date six weeks or less after the notice has been deposited. Under SEC Rule 14a-4, proxies may be voted on matters properly brought before a meeting under this procedure in the discretion of management without additional proxy statement disclosure about the matter unless Tyco is notified about the matter at least 45 days before the first anniversary of the date on which this proxy statement is first mailed to shareholders. The deadline under Rule 14a-4 for next year's meeting is December 14, 2002.

            UNITED STATES SECURITIES AND EXCHANGE COMMISSION REPORTS

    Copies of our Annual Report on Form 10-K for the fiscal year ended September 30, 2001, as filed with the SEC (without exhibits), are available to shareholders free of charge by writing to Tyco International Ltd., The Zurich Centre, Second Floor, 90 Pitts Bay Road, Pembroke HM 08, Bermuda.

                                    GENERAL

    The enclosed proxy is solicited on behalf of Tyco's Board of Directors. Unless otherwise directed, proxies held by the chairman of the meeting will be voted to elect the directors named on the proxy card and FOR re-appointing the auditors and authorizing the Board of Directors to fix the auditors' remuneration. If any matter other than those described in this proxy statement properly comes before the meeting, or with respect to any adjournment or postponement thereof, the chairman will vote the shares represented by such proxies in accordance with his best judgment.

                            TYCO INTERNATIONAL LTD.
        A PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

    Proxy Card for use at the 2002 Annual General Meeting (the "Meeting") of Shareholders of Tyco International Ltd., a company organized under the laws of Bermuda ("Tyco"), to be held on February 21, 2002 at 9:30 a.m., Atlantic Time, at the Fairmont Hamilton Princess Hotel, 76 Pitts Bay Road, Pembroke HM 08, Bermuda.

    The undersigned, being a holder of common shares of Tyco, hereby appoints as his/her proxy at the Meeting the Chairman of the Meeting and directs such proxy to vote (or abstain from voting) at the Meeting as indicated on the reverse of this card or, to the extent that no such indication is given, as set forth herein and authorizes the Chairman to vote in his discretion on such other business as may properly come before the Meeting or any adjournment or postponement thereof.

    Please indicate on the reverse of this card how your shares are to be voted. If this card is returned duly signed but without any indication as to how your shares are to be voted in respect of any of the resolutions described on the reverse, you will be deemed to have directed the proxy to vote FOR both proposals.

    In order to be effective, completed proxy cards should be received at one of the addresses and by the time (being local time) specified below:

    IN BERMUDA: Tyco International Ltd., The Zurich Centre, Second Floor,
    90 Pitts Bay Road, Pembroke HM 08, Bermuda, by 8:00 a.m. on February 21,
    2002;

    IN THE UNITED KINGDOM: Tyco International Ltd., c/o Tyco Holdings (UK) Limited, 27th Floor, Tower 42, The International Financial Centre, 25 Old Broad Street, London EC2N 1HQ, United Kingdom, by 5:00 p.m. on February 20, 2002;

    IN AUSTRALIA: Tyco International Ltd., c/o Tyco International Pty. Limited, Level 6, 12 Help Street, Chatswood NSW 2067, Australia, by 5:00 p.m. on February 20, 2002;

    IN THE UNITED STATES: Tyco International Ltd., c/o Mellon Investor Services, P.O. Box 3547, South Hackensack, New Jersey 07606-9247, United States of America, by 8:00 a.m. on February 21, 2002.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)
- --------------------------------------------------------------------------------

                              FOLD AND DETACH HERE

Please indicate with an "X" in the appropriate space how you wish your votes to be cast. IF NO INDICATION IS GIVEN, PROXIES HELD BY THE CHAIRMAN OF THE MEETING WILL BE VOTED TO ELECT THE ELEVEN NOMINEES AND FOR THE RE-APPOINTMENT OF THE AUDITORS.

Please mark your votes as indicated in this example /X/

The Board of Directors recommends a vote "FOR" the following proposals:

1.  Election of the 11 nominees listed below to the Board of Directors

        / /  FOR       / /  WITHHOLD AUTHORITY       / /  FOR ALL EXCEPT*

L. Dennis Kozlowski, Lord Ashcroft KCMG, Joshua M. Berman, Richard S. Bodman, John F. Fort, Stephen W. Foss, Wendy E. Lane, James S. Pasman, Jr., W. Peter Slusser, Mark H. Swartz and Joseph F. Welch

To vote for all nominees, mark the "For" box. To withhold voting for all nominees, mark the "Withhold Authority" box. To withhold voting for a particular nominee (or nominees), mark the "For All Except" box and enter the name(s) of the exception(s) in the space provided.

*  Exceptions: _________________________________________________________________

2. Re-appointment of PricewaterhouseCoopers as Tyco's independent auditors and authorization for the Board of Directors to fix the auditors' remuneration

            / /  FOR            / /  AGAINST            / /  ABSTAIN
Note:
1. In the case of a corporation, this proxy must be under its common seal or signed by a duly authorized officer or director whose designation must be stated.

2. In the case of joint holders, any holder may sign, but the vote of the senior who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority will be determined by the order in which the names stand in the Register of Shareholders.

3. Please sign as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature _______________ Signature/Title ______________ Date __________________
- --------------------------------------------------------------------------------

                              FOLD AND DETACH HERE